Exhibit 4.13

ASSISTGLOBAL TECHNOLOGIES CORP.

                                                                            SUITE 1304

TELEPHONE:  (604) 684-2181

                                                                            925 WEST GEORGIA STREET

TELECOPIER: (604) 682-4768

                                                                            VANCOUVER, B.C.   V6C 3L2

June 21, 2005

Varshney Capital Corp.

Suite 1304-925 West Georgia St.

Vancouver, B.C.

V6C 3L2

Attention:  Mr. Hari B. Varshney, President

Dear Sirs:

Re:  Amendment to Management Agreement

Further to our discussions, this is to confirm that the Management Agreement dated August 1, 2003, between Varshney Capital Corp. (“VCC”) and AssistGlobal Technologies Corp. (the “Company”) has been amended as to the monthly management fee payable to VCC.

Effective July 1, 2005, the management fee payable to VCC has been reduced from $5,000 per month to $2,500 per month.  All other terms of the original agreement are unchanged.

Yours truly,

“Bijay Singh”

“Praveen Varshney”

Bijay Singh

Praveen Varshney

Director

Director

ACKNOWLEDGMENT

I, Hari Varshney, have read the above letter and hereby concur with the terms as outlined above.

“Hari Varshney”

            June 21, 2005

_______________________________

_______________________________

Hari Varshney

Date

Varshney Capital Corp.

Y:\COMPANY\AssistGlobal\Agreements\Assist Mgmt Agreement amendment.DOC

C:\DOCUME~1\FILING~1\LOCALS~1\Temp\Annual Report 20F 6-16-05 Final.doc	64	last saved